UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  October 12, 2007

IMMUNOSYN CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	_____ (Commission File Number)	20-5322896 (I.R.S. Employer Identification No.)

4225 Executive Square, Suite 260,
La Jolla, CA  92037
(Address of Principal Executive Offices and Zip Code)

(858) 200-2320
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           (i)     D. Kent Norton, the President and Chief Executive Officer of the Company and a member of the Board of Directors, resigned from such positions effective the close of business on Friday, October 12, 2007.
(ii)    Douglas A. McClain Jr. resigned as Chief Financial Officer and Chief Accounting Officer of the Company effective the close of business on Friday, October 19, 2007.  He remains as a member of the Board of Directors and Secretary of the Company.

(c)           (1)  (i)    Stephen D. Ferrone was appointed by the Company to serve as the President and Chief Exeuctive Officer of the Company and a member of the Board of Directors effective the opening of business on October 15, 2007 to fill the vacancy created by the resignation of Mr. Norton from such positions.
      (ii)   G. David Criner was appointed by the Company to serve as the Chief Financial Officer and Chief Accounting Officer of the Company effective the opening of business on October 22, 2007 to fill the vacancy created by the resignation of Mr. McClain from such positions.  Douglas McClain Jr. was appointed by the Company to serve as the Chairman of the Board of the Company effective the opening of business on October 22, 2007.

(2)  (i)    Stephen D. Ferrone, 56, is an attorney with more than 20 years of expereince in the investment industry, having held senior leadership and management roles in marketing and sales with a number of publicly traded financial services companies including Morningstar, Inc., ABN-AMRO and Charles Schwab & Co., Inc.  From August 2005 to October 2007, Mr. Ferrore was the founder and principal of SF Consulting, a private business consulting company.  From May 2005 to August 2005, Mr. Ferrone served as the Director of Distribution and National Sales of Morningstar, Inc. and Morningstar Investment Services.  From August 1996 to April 2005, Mr. Ferrone had various roles at ABN-AMRO Asset Management and ABN-AMRO Investment Fund Services including Senior Managing Director and National Sales Director.  From May 1991 to August 1996, Mr. Ferrone served as a Regional Marketing Director of Charles Schwab & Co., Inc. and Schwab Institutional.  In addition, from September 1977 to May 1983, Mr. Ferrone served as an Assistant State’s Attorney and felony trial prosecutor in the Cook County State’s Attorney’s Office in Chicago, Illinois.  He holds a JD degree from Loyola University School of Law and a BA from Northwestern University.  He is also a licensed securities broker holding series 7, 24 and 63 licenses.

Mr. Ferrone is not currently a director of any other reporting company.  There are no family relationships between Mr. Ferrone and and any of the other directors or executive officers of the Company.  Mr. Ferrone through SF Consulting was previously a party to a consulting arrangement with the Company which called for payments aggregating $150,000.  Mr. Ferrone served as a director and officer of a predecessor of the Company, Nurovysn Merger Corporation, which was dissolved in August 2006.

(ii)           G. David Criner, 39, has nearly 20 years of finance and accounting expereince with a number of public and privately held marketing, high technology and food companies.  From April 2001 to July 2007, Mr. Criner was the Director of Finance of Chartered Marketing Services, Inc., a direct marketer of insurance and membership service products in the financial services industry based in Illinois.  From November 1999 to March 2001, Mr. Criner was the Manager of Financial Planning and Analysis at 3Com Corporation, a global provider of enterprise and small business networking solutions, responsible for the reporting, budgeting and analysis of its Carrier division.  Previously Mr. Criner held finance positions at Iomega Corporation, Borden and Conagra, Inc.  He holds a Masters degree in Accountancy from Weber State University in Ogden, Utah and a BS from Bradley University in Peoria, Illinois.  He is a candidated for certified public accountant.

Mr. Criner is not currently a director of any other reporting company.  There are no family relationships between Mr. Criner and and any of the other directors or executive officers of the Company.

(3)  (i)     Effective October 15, 2007, Stephen D. Ferrone and the Company entered into an Employment Agreement (the "Ferrone Employment Agreement") pursuant to which Mr. Ferrone is employed by the Company as its President and Chief Executive Officer, as described below.  In addition, Argyll Biotechnologies, LLC has agreed to nominate and/or cause Mr. Ferrone to be elected to the Company’s Board of Directors at each annual meeting of stockholders during the Term.  The term of the Ferrone Employment Agreement began on October 15, 2007 and will terminate on December 31, 2009, unless earlier terminated, and will automatically extend for each succeeding one (1) year period unless either party provides the other with a written notice at least 30 days prior to the end of the then current Term advising that the party providing the notice shall not agree to so extend the Term (the "Term").

Under the Ferrone Employment Agreement, Mr. Ferrone is to receive from the Company base compensation equal to $400,000 per year for calendar year 2007 (pro rated for the portion of the year included in the Term), $500,000 per year for calendar year 2008 and $600,000 per year for calendar year 2009, subject to increase each year starting in 2010 by not less than the United States benchmark annualized rate of inflation of the previous calendar year, all payable semi-monthly (less applicable taxes and withholdings)("Base Salary"). The Base Salary is subject to annual review by the Board or the Compensation Committee for discretionary periodic increases but not decreases.  If the Company is unable to pay Mr. Ferrone’s Base Salary during the Term, his salary claim is to accrue and be payable when funds become available to the Company.

Under the Ferrone Employment Agreement, Mr. Ferrone is to receive a bonus for each year of the Term equal to (1) one half of one percent (0.005%) on gross revenues (GR) less the Company’s cost of product of $0-$500 million dollars, (2) three quarters of one percent (0.075%) on GR of $500 million to one billion dollars and (3) one percent (.01%) on GR above one billion dollars, paid between January 1 and March 15 of the following year (“Bonus”).

Mr. Ferrone is to participate in all of the Company’s employee benefit and incentive compensation plans and arrangements made available during the Term to its other senior executives, including health insurance, and is entitled to 4 weeks of paid vacation per year and 5 sick days per year.  The Company is to promptly reimburse Mr. Ferrone for his reasonable out-of-pocket expenses incurred in connection with his employment by the Company.

Under the Ferrone Employment Agreement, additional amounts are payable to Mr. Ferrone by the Company under certain circumstances upon the termination of the Ferrone Employment Agreement.  If the termination is on account of Mr. Ferrone's death or "Disability" (all as defined in the Ferrone Employment Agreement), no additional amount (other than payment of Base Salary and/or Bonus accrued and due through the date of Mr. Ferrone’s death or termination for Disability) shall be payable to Mr. Ferrone.  If the termination is on account of the Company's termination of Mr. Ferrone's employment "For Cause" or Mr. Ferrone's resignation “Without Good Reason" (all as defined in the Ferrone Employment Agreement), no additional amount (other than payment of Base Salary through the date of termination) shall be payable to Mr. Ferrone.  If the termination is on account of Mr. Ferrone's resignation “For Good Reason,” or the Company's termination of Mr. Ferrone's employment “Without Cause,” Mr. Ferrone shall receive, subject to his continued compliance with his confidentiality and nonsolicitation obligations under the Ferrone Employment Agreement, continued payments in an amount equal to the greater of (1) 12 months of his then current monthly Base Salary or (2) $400,000, payable in accordance with the Company's normal payroll practices and policies,  accrued Bonus and benefit plan payments, accrued vacation and continued coverage under the Company's medical, dental and life insurance benefits for the 12-month period immediately following Mr. Ferrone's resignation or termination, as applicable.

Under the Ferrone Employment Agreement, the Company is required to maintain directors' and officers' liability insurance for Mr. Ferrone during the Term. The Company is also required to indemnify Mr. Ferrone in certain circumstances.

Under the Ferrone Employment Agreement, Mr. Ferrone is eligible to participate in the Company’s Stock Option Plan; otherwise Mr. Ferrone is to be granted options subject to approval by the Compensation Committee of the Board of Directors and in a manner customary for like companies in the industry (such option exercise price being equal to the fair market value of the stock on December 31st of the Term year for which they are being granted).  No such options have yet been granted to Mr. Ferrone by the Company.

Mr. Ferrone owns 1,450,000 shares of common stock, par value $.001 per share, of the Company (0.5%).

(ii)              Effective October 22, 2007, G. David Criner and the Company entered into an Employment Agreement (the "Criner Employment Agreement") pursuant to which Mr. Criner is employed by the Company as its Chief Financial Offier and Chief Accounting Officer, as described below.  The term of the Ferrone Employment Agreement began on October 22, 2007 and will terminate on December 31, 2009, unless earlier terminated, and will automatically extend for each succeeding one (1) year period unless either party provides the other with a written notice at least 30 days prior to the end of the then current Term advising that the party providing the notice shall not agree to so extend the Term (the "Term").

Under the Criner Employment Agreement, Mr. Criner is to receive from the Company base compensation equal to $175,000 per year, subject to increase each year starting in 2009 by not less than the United States benchmark annualized rate of inflation of the previous calendar year, all payable semi-monthly (less applicable taxes and withholdings)("Base Salary"). The Base Salary is subject to annual review by the Board or the Compensation Committee for discretionary periodic increases but not decreases.  If the Company is unable to pay Mr. Criner’s Base Salary during the Term, his salary claim is to accrue and be payable when funds become available to the Company.

Under the Criner Employment Agreement, Mr. Criner is to receive a bonus for each year of the Term as determined by the Board of Directors, paid between January 1 and March 15 of the following year (“Bonus”).

Mr. Criner is to participate in all of the Company’s employee benefit and incentive compensation plans and arrangements made available during the Term to its other senior executives, including health insurance, and is entitled to 4 weeks of paid vacation per year and 5 sick days per year.  The Company is to promptly reimburse Mr. Criner for his reasonable out-of-pocket expenses incurred in connection with his employment by the Company.

Under the Criner Employment Agreement, additional amounts are payable to Mr. Criner by the Company under certain circumstances upon the termination of the Criner Employment Agreement.  If the termination is on account of Mr. Criner's death or "Disability" (all as defined in the Criner Employment Agreement), no additional amount (other than payment of Base Salary and/or Bonus accrued and due through the date of Mr. Criner’s death or termination for Disability) shall be payable to Mr. Criner.  If the termination is on account of the Company's termination of Mr. Criner's employment "For Cause" or Mr. Criner's resignation “Without Good Reason" (all as defined in the Criner Employment Agreement), no additional amount (other than payment of Base Salary through the date of termination) shall be payable to Mr. Criner.  If the termination is on account of Mr. Criner's resignation “For Good Reason,” or the Company's termination of Mr. Criner's employment “Without Cause,” Mr. Criner shall receive, subject to his continued compliance with his confidentiality and nonsolicitation obligations under the Criner Employment Agreement, continued payments in an amount equal to the lesser of (1) 12 months of his then current monthly Base Salary or (2) $450,000, payable in accordance with the Company's normal payroll practices and policies, accrued Bonus and benefit plan payments, accrued vacation and continued coverage under the Company's medical, dental and life insurance benefits for the 12-month period immediately following Mr. Criner's resignation or termination, as applicable.

Under the Criner Employment Agreement, the Company is required to maintain directors' and officers' liability insurance for Mr. Criner during the Term. The Company is also required to indemnify Mr. Criner in certain circumstances.

SECTION 8 - Other Events

Item 8.01.  Other Events.

The Company announced on October 23, 2007 that its stock will beging trading on the Over the Counter Bulletin Board on Friday, October 26, 2007 under the symbol “IMYN.”

SECTION 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with, or incorporated by reference into, this Current Report.

Exhibit Number	Description

10.1	Employment Agreement between Immunosyn Corporation and Stephen D. Ferrone dated as of October 15, 2007

10.2	Employment Agreement between Immunosyn Corporation and G. David Criner dated as of October 22, 2007

99.1	Press Release dated October 23, 2007 regarding the trading of the Company’s Common Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:   October 23, 2007

IMMUNOSYN CORPORATION
By:	/s/ Douglas McClain, Jr.
Douglas McClain, Jr. Chairman of the Board